Exhibit 99.2
Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$760,886	$633,339	$1,426,572	$1,191,429
Management fee revenue - administrative services	17,051	15,636	33,985	30,825
Administrative services reimbursement revenue	206,028	184,466	397,595	357,293
Service agreement revenue	6,473	6,429	12,987	12,788
Total operating revenue	990,438	839,870	1,871,139	1,592,335

Operating expenses
Cost of operations - policy issuance and renewal services	594,202	521,246	1,144,524	990,341
Cost of operations - administrative services	206,028	184,466	397,595	357,293
Total operating expenses	800,230	705,712	1,542,119	1,347,634
Operating income	190,208	134,158	329,020	244,701

Investment income
Net investment income	16,010	13,535	31,913	15,718
Net realized and unrealized investment (losses) gains	(1,795)	(1,737)	58	(7,019)
Net impairment losses recognized in earnings	(388)	(171)	(3,065)	(1,804)
Total investment income	13,827	11,627	28,906	6,895

Other income	3,292	3,305	6,703	6,642
Income before income taxes	207,327	149,090	364,629	258,238
Income tax expense	43,424	31,238	76,174	54,145
Net income	$163,903	$117,852	$288,455	$204,093

Net income per share
Class A common stock – basic	$3.52	$2.53	$6.19	$4.38
Class A common stock – diluted	$3.13	$2.25	$5.52	$3.90
Class B common stock – basic and diluted	$528	$380	$929	$657

Weighted average shares outstanding – Basic
Class A common stock	46,189,042	46,189,026	46,189,028	46,188,923
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,305,299	52,299,974	52,303,551	52,298,298
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$1.275	$1.19	$2.55	$2.38
Class B common stock	$191.25	$178.50	$382.50	$357.00

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (includes restricted cash of $14,027 and $12,542, respectively)	$170,634	$144,055
Available-for-sale securities	47,734	82,017
Receivables from Erie Insurance Exchange and affiliates, net	708,171	625,338
Prepaid expenses and other current assets	83,529	69,321
Accrued investment income	10,204	9,458
Total current assets	1,020,272	930,189

Available-for-sale securities, net	946,525	879,224
Available-for-sale securities lent	6,125	0
Equity securities	80,128	84,253
Fixed assets, net	469,145	442,610
Agent loans, net	56,813	58,434
Defined benefit pension plan	65,221	34,320
Other assets, net	47,731	42,934
Total assets	$2,691,960	$2,471,964

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$413,205	$353,709
Agent incentive compensation	44,870	68,077
Accounts payable and accrued liabilities	198,689	175,622
Dividends payable	59,377	59,377
Contract liability	41,570	41,210
Deferred executive compensation	8,216	10,982
Securities lending payable	6,345	0
Total current liabilities	772,272	708,977

Defined benefit pension plan	26,591	26,260
Contract liability	20,645	19,910
Deferred executive compensation	16,341	20,936
Deferred income taxes, net	5,192	11,481
Other long-term liabilities	22,106	21,565
Total liabilities	863,147	809,129

Shareholders’ equity	1,828,813	1,662,835
Total liabilities and shareholders’ equity	$2,691,960	$2,471,964
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